Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Tianci International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share(2)	457(o)	2,495,000	$5.00	$12,477,500	0.0001476	$1,841.68
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share(3)	457(a)	3,260,000	$5.00	$16,300,000	0.0001476	$2,405.88

Total Offering Amounts						$28,777,500	0.0001476	$4,247.56
Total Fee Offsets								—
Fees Previously Paid								$1,560.87
Net Fee Due								$2,686.69

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Includes an additional 15% of shares of common stock related to the exercise of the over-allotment option by the underwriter.

(3)	This registration statement also covers the resale of up to 3,260,000 shares of common stock by the selling stockholders as named in the registration statement.